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								  EXHIBIT 11
			FEDERAL PAPER BOARD COMPANY, INC.
		   COMPUTATION OF EARNINGS PER COMMON SHARE
				  (Unaudited)

				      For the                  For the
				Twelve Weeks Ended     Twenty-Four Weeks Ended
In thousands, except           June 17,     June 18,     June 17,     June 18,
per share amounts                1995         1994         1995         1994
Assuming No Dilution:
Net Income                      $58,000      $12,000     $104,900    $  8,700
Preferred Dividend Requirements  (1,331)      (1,524)      (2,777)     (3,049)
Net Income Applicable to
Common Shares                   $56,669      $10,476     $102,123    $  5,651

Actual Weighted Average Number
of Common Shares Outstanding     42,838       42,210       42,712      42,192
Earnings Per Common Share
Assuming No Dilution              $1.32         $.25        $2.39       $.13

Assuming Full Dilution:
Net Income                      $58,000      $12,000    $104,900    $  8,700
Preferred Dividend
Requirements                       -          (1,524)       -         (3,049)
Net Income Applicable to
Common Shares, Common
Equivalent Shares and
Dilutive Securities             $58,000      $10,476      $104,900    $  5,651

Shares:
Adjusted Weighted Average
Number of Common Shares
Outstanding                      42,808       42,202        42,692      42,187
Dilutive Common Equivalent
Shares Issuable Under Stock
Option Plans                        949          281           949         334
Common Shares Issuable Assuming
Conversion of $1.20 Convertible
Preferred Stock                     261          288           262         289
Common Shares Issuable Assuming
Conversion of $2.875 Convertible
Preferred Stock                   3,923          (a)         3,923         (a)
Weighted Average Number of
Common and Dilutive Common
Equivalent Shares and Dilutive
Securities                       47,941       42,771        47,826      42,810

Earnings Per Common Share
Assuming Full Dilution            $1.21         $.25         $2.19        $.13





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								  EXHIBIT 11
								  (Continued)
			FEDERAL PAPER BOARD COMPANY, INC.
		   COMPUTATION OF EARNINGS PER COMMON SHARE
				  (Unaudited)

				      For the                  For the
				Twelve Weeks Ended     Twenty-Four Weeks Ended
In thousands, except           June 17,     June 18,     June 17,     June 18,
per share amounts                1995         1994         1995         1994
Primary Earnings Per Share (b):
Shares:
  Weighted Average Number of
   Common Shares Outstanding     42,838       42,210        42,712     42,192
  Dilutive Common Equivalent
   Shares Issuable Under
   Stock Option Plans               757          164           693        334
  Weighted Average Number of
   Common and Dilutive Common
   Equivalent Shares             43,595       42,374        43,405     42,526

Primary Earnings Per
   Common Share                   $1.30         $.25         $2.35       $.13

(a)        Antidilutive issue.

(b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings applicable to common shares are the same as in the calculation assuming no dilution.

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